Exhibit 99.1

I-many Reports Record First Quarter 2009 Financial Results

Revenues up 35% Year-over-Year to $9.9 Million, Driving Net Income of $0.02 Per Share and Positive EBITDA of $2.0 Million

EDISON, N.J., April 29, 2009 — I-many, Inc. (NASDAQ: IMNY), a leading provider of contract management software and services for the enterprise, reported financial results for the first quarter ended March 31, 2009.

Q1 2009 Highlights

•	Net revenues: $9.9 million, up 15% from the previous quarter and up 35% year-over-year

•	First quarter of positive net income since the company’s IPO in 2000: $799,000 or $0.02 per diluted share

•	Signed three major license transactions, with two of those in the low seven figures

•	Achieved EBITDA of $2.0 million, or $0.04 per basic and diluted share (see important discussion about EBITDA, a non-GAAP term, in “Use of Non-GAAP Financial Information,” below)

Financial Results for Q1 2009

Net revenues in the first quarter of 2009 totaled $9.9 million, an increase of 15% from $8.6 million reported in the previous quarter and an increase of 35% from $7.4 million reported in the same period a year ago.

Total operating expenses in the quarter were $8.7 million, a decrease of 23% from $11.3 million in the previous quarter and a decrease of 31% from $12.6 million in the same quarter a year ago.

Research and development expense totaled $2.0 million in the quarter, a decrease of 29% from $2.9 million in the previous quarter and a decrease of 44% from the $3.7 million expensed in the first quarter of 2008.

Net Income totaled $799,000, or $0.02 per basic and diluted share, as compared to a net loss of $3.0 million or ($0.06) in the previous quarter and a net loss of $5.4 million or ($0.10) in the first quarter of 2008.

EBITDA totaled a record $2.0 million, or $0.04 per basic and diluted share, as compared to a negative EBITDA of $1.7 million or ($0.03) in the previous quarter and negative EBITDA of $4.2 million or ($0.08) in the same period a year ago.

Quarter-end cash, restricted cash and short-term investments totaled $9.3 million, as compared to $9.6 million at the end of the previous quarter and $20.6 million at the end of the first quarter of 2008. Approximately $620,000 in net cash was used during the first quarter to pay restructuring and employee severance costs accrued at the end of 2008. Excluding these non-recurring expenditures, the company would have increased its cash balance during the quarter.

Results by Revenue Category

Recurring revenue, which constitutes revenue generated from software subscriptions, maintenance, support and hosting, totaled $5.1 million in the quarter, a decrease of 1% from $5.2 million in the prior quarter and an increase of 4% from $4.9 million reported in the same quarter a year ago.

Services revenue, which is principally revenue from professional services, totaled $2.9 million, a decrease of 6% from $3.1 million in the prior quarter and an increase of 30% from $ 2.2 million reported in the same period a year ago. Excluding revenue of $299,000 from the company’s annual user conference held in October 2008, service revenue increased 5% from the prior quarter.

License revenue, representing one-time perpetual license fees from software license sales, totaled $1.9 million, an increase of 380% from $398,000 in the prior quarter and an increase of 831% from $205,000 reported in the same period a year ago.

Non-GAAP Financial Results

Management believes certain non-GAAP financial measures may present a useful picture of the company’s results since implementing the change in its licensing model to include software subscriptions (see “About the Use of Non-GAAP Financial Information,” below). This includes the gross value of license contracts signed during a period, which the company calls “bookings.” Bookings totaled $3.1 million in the first quarter of 2009. This represented an increase of 108% from $1.5 million signed in the prior quarter and an increase of 506% from $518,000 signed in the first quarter of 2008.

Unamortized software subscriptions (the remaining portion of non-cancelable subscription contracts that have been signed and expected to be recognized over the next five years) totaled $11.9 million at the end of the first quarter of 2009. This was an increase of 1% from $11.8 million at the end of the prior quarter and a decrease of 21% from $15.1 million at the end of the first quarter of 2008. The year-over-year decrease was due to the recognition of subscription revenue exceeding the amount of new subscriptions signed and not yet recognized.

The combined amount of deferred revenue and unamortized software subscriptions, which includes unrecognized multi-year maintenance and support commitments, totaled $30.1 million at the end of the quarter, an increase of 9% from $27.7 million at the end of the prior quarter and an increase of 2% from $29.6 million at the end of the first quarter of 2008. The increase over both periods is principally due to the execution of two significant multi-year maintenance and support agreements in the first quarter, which also helped secure I-many’s long-term recurring revenue stream.

Q1 2009 Operational Highlights

•

Three contracts booked during the first quarter of 2009 were major transactions (i.e., exceeding $50,000 in gross value), which compares to four signed in both the previous quarter and the same period a year ago. The major transactions averaged $832,000 in net software license value, as compared to an average of $310,000 in the previous quarter and an average of $89,000 in the same period a year ago. “Net software license value” represents the perpetual license fee or the net present value of non-cancelable subscription payments, exclusive of the value of maintenance and support.

•

Two of these major transactions signed in the first quarter of 2009 were in the company’s Life Science market segment. One of these was subscription-based with a customer who uses the company’s software both within and outside of Life Science. Both contracts were with Fortune 50 companies, with the gross value of each ranging in the low seven figures.

•

One of these transactions was with one of the largest branded consumer goods companies in the world and a long-term I-many customer, which extended its relationship with I-many by signing a multi-year subscription agreement for I-many’s enterprise contract management suite. For nearly 10 years, I-many has helped this customer adjudicate contracts within the bounds of compliance.

•

A Fortune 50 provider of healthcare products and services with more than 100,000 employees worldwide and annual sales of more than $60 billion converted its annually renewable term license to a perpetual license and entered into a three-year maintenance and support agreement for I-many CARS© and I-many Medicaid™.

•

One of the world’s top 20 pharmaceutical companies, with nearly $40 billion in annual revenue and considered the world leader in generic pharmaceuticals, signed a six figure contract that added additional users to its installation of I-many Medicaid and CARS.

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•

I-many partnered with CSC (NYSE:CSC), a global leader in IT services with more than 92,000 employees and annual revenue exceeding $17 billion. Together, I-many and CSC are working to help pharmaceutical and biotechnology companies prepare for Medicare Part D compliance audits.

•

I-many successfully completed its plan to streamline operations, improve financial performance and leverage the multi-million dollar investment in its new technology platform. This resulted in achieving the company’s stated goal of positive EBITDA in the first quarter of 2009.

Management Commentary

“We not only exceeded our Q1 expectations with a very strong showing in EBITDA, but also generated positive net income for the first time since we went public in 2000,” said John A. Rade, president and CEO of I-many. “This demonstrates our ability to adapt and perform well in the current economic climate and is perhaps the best indicator of our success in implementing the transformational strategy we announced in December.

“Within a fairly short period of time we streamlined operations, cut costs, and refocused our sales force and customer service personnel. We have emerged as a stronger organization, better able to leverage our multi-million dollar investment in upgrading and expanding our ContractSphere® suite. The completion of this major development cycle is evident in a nearly 50% year-over-year reduction in our R&D expense. These results put us well on our way towards realizing our goals for the year, including generating cash in 2009 through achieving positive EBITDA in every quarter.

“Through this process I-many has remained the leader in delivering enterprise contract management solutions to the Life Science industry, with 80% of the top 25 and all of the top 10 pharmaceutical companies using one or more of our products. Our well-established customer relationships continued to maintain our recurring revenue stream and they form the backbone of our business plan for 2009. In this first quarter, key members of this esteemed group of customers made the financial commitment to renew their relationship with I-many despite these challenging economic times. They recognize the strong ROI our products provide, which has become more critical to their bottom line than ever before.

“Despite this successful quarter, we continue to face a difficult set of challenges regarding our outstanding debt obligations and possible NASDAQ de-listing. We issued a separate press release today announcing a merger agreement with LLR Partners, Inc. Please refer to that press release for additional details on the transaction.”

Conference Call

Today at 4:30 p.m. Eastern time, I-many will hold a conference call to discuss the merger agreement with LLR Partners and the financial performance for the first quarter of 2009. I-many President and CEO John A. Rade and CFO Kevin M. Harris will host the presentation, followed by a question and answer period.

Date: Wednesday, April 29, 2009

Time: 4:30 pm Eastern time (1:30 pm Pacific time)

Dial-In Number: 1-800-894-5910

International: 1-785-424-1052

Conference ID#: 7IMANY

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact the Liolios Group at 949-574-3860.

A simultaneous webcast and replay of the call will be accessible via the investor section of I-many’s website at www.imany.com.

A telephone replay of the call will be available within approximately 48 hours of the call until May 29, 2009: Dial 1-800-374-1375 or 1-402-220-0682 (No passcode required).

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Use of Non-GAAP Financial Information

EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company’s liquidity. I-many defines EBITDA as net income/(loss) before interest expense and other non-cash financing costs; taxes; depreciation; and amortization of non-cash stock-based compensation and acquired intangibles. Other companies (including the company’s competitors) may define EBITDA differently. The company presents EBITDA because it believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in a similar industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of I-many nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See “Reconciliation of GAAP Income (Loss) to EBITDA (Loss)” below for further information on this non-GAAP measure and reconciliation of EBITDA to GAAP net income (loss) for the periods indicated.

I-MANY, INC. AND SUBSIDIARIES

Reconciliation of GAAP Income (Loss) to EBITDA (Loss)

(in thousands, except per share amounts)

(unaudited)

	Three months ended,
	March 31, 2009	Dec. 31, 2008	March 31, 2008
GAAP net income (loss)	$799	$(3,001)	$(5,442)

Reconciling items from GAAP to EBITDA (loss)
Interest expense	387	387	394
Taxes	—	—	—
Depreciation	279	312	229
Amortization of stock-based compensation	394	462	521
Amortization of acquired intangible assets	163	162	56

EBITDA (loss)	$2,022	$(1,678)	$(4,242)

EBITDA (loss) per common share:
Basic	$0.04	$(0.03)	$(0.08)

Diluted	$0.04	$(0.03)	$(0.08)

Weighted average common shares outstanding:
Basic	52,951	52,660	52,327
Diluted	53,054	52,660	52,327

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The company also supplements its GAAP financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a reconciliation of the non-GAAP gross value of license transactions to its reported GAAP license revenues (see “Reconciliation of Gross Value of License Bookings to Reportable License Revenue,” below). This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. Management has included a table that shows the results for the period being reported as compared to previous comparable periods for new license transactions including subscription contracts, the recognition into reportable revenue of deferred non-subscription license transactions, and the reconciliation of those numbers to total license revenue according to GAAP. Management believes its inclusion can enhance an overall understanding of the company’s past operational performance and also its prospects for the future. This reconciliation of license revenues is made with the intent of providing both management and investors a more complete understanding of the revenue performance of the company, as opposed to GAAP revenue results, which do not include the full impact of newly-executed subscription agreements and other deferred revenue arrangements that are material to the ongoing performance of the company’s business. This information quantifies the various components comprising current license revenue, which in each quarter consists of revenues from licenses sold in current periods plus revenues deferred from prior periods, less revenue deferred from licenses sold in current periods. Management uses this information as a basis for planning and forecasting core business activity in future periods and believes it is useful in understanding our results of operations. The presentation of this additional revenue information is not meant to be considered in isolation or as a substitute for revenues reported in accordance with generally accepted accounting principles in the United States.

Reconciliation of Gross Value of License Bookings to Reportable License Revenue

(Unaudited)

	Three Months (Quarter) ended
	3/31/2008	6/30/2008	9/30/2008	12/31/2008	3/31/2009
	(AMOUNTS IN THOUSANDS)
Gross value of license contracts sold:
Health and Life Sciences	$298	$1,833	$520	$1,390	$2,640
Industry Solutions	220	20	0	122	499

	518	1,853	520	1,512	3,139

Add license revenue recorded in current quarter from contracts sold in prior periods:
Health and Life Sciences	0	1,797	475	175	50
Industry Solutions	0	0	0	61	146

	0	1,797	475	236	196

Less value of license contracts sold in current quarter and deferred to future periods:
Health and Life Sciences	190	1,438	520	1,255	946
Industry Solutions	123	0	0	95	480

	313	1,438	520	1,350	1,426

License revenue recorded:
Health and Life Sciences	108	2,192	475	310	1,744
Industry Solutions	97	20	0	88	165

	$205	$2,212	$475	$398	$1,909

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About I-many

I-many (NasdaqCM:IMNY) is a leading provider of contract management software and services for the enterprise. With hundreds of companies across 21 industries worldwide, I-many is enabling businesses to manage the entire contract life cycle, from pre-contract processes and contract management to active compliance, contract optimization, demand channel visibility and control. The result is an end-to-end solution that provides greater levels of insight into contract performance, allowing companies to improve profitability and achieve a measurable return on investment. For more information, please visit www.imany.com.

Additional Information and Where to Find It

I-many plans to file with the SEC and mail to its stockholders a proxy statement (the “Proxy Statement”) in connection with the Merger Agreement with LLR Partners (the “Merger Agreement”) and related transactions. The Proxy Statement will contain important information about I-many, LLR Partners, the Merger Agreement and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement (when it is available) and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement (when it is available) from the Company by contacting I-many, Inc., Attn: Secretary, 399 Thornall Street, 12th Floor, Edison, NJ.

I-many and LLR Partners, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of I-many in respect of the transactions contemplated by the Merger Agreement. Information regarding I-many’s directors and executive officers will be included in the Proxy Statement. Additional information regarding these directors and executive officers is contained in I-many’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended by Amendment No. 1 dated April 29, 2009, which is filed with the SEC and available free of charge at the SEC’s web site at www.sec.gov. As of March 31, 2009, I-many’s directors and executive officers beneficially owned approximately 5,885,994 shares, or 10.9%, of I-many’s common stock. This excludes 7,383,264 shares owned by Ramius LLC, of which Mark R. Mitchell, a director of I-many, is an executive officer and for which Mr. Mitchell disclaims beneficial ownership. Information regarding LLR Partners’ directors and officers and a more complete description of the interests of I-many’s directors and officers will be available in the Proxy Statement.

Forward-looking Statements

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include the risk that our appeal of the delisting of our common stock from the NASDAQ Capital Market will not be successful; the risk that current economic conditions and consolidation in the pharmaceutical industry could weaken demand for our products; the risk of unforeseen technical or practical impediments to planned software development, which could affect the company’s product release timetable; the risk that the ratio of subscription license sales to perpetual license sales could be higher than anticipated, possibly leading to lower revenue in current periods and less cash than predicted in the near term; the risk of lower demand for the company’s new products than management anticipates; the inherent risks of large software implementation projects, which can cause customer disagreements that could affect I-many’s ability to collect both services and license revenue, whether recognized or deferred; the possibility that customers could cancel maintenance and support services at the time of annual renewal, which could decrease I-many’s base of recurring revenue; the possibility that extraordinary events outside the company’s control could extend the length of the sales cycle for the company’s products or make the market for the company’s products more unpredictable; and other risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission.

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I-MANY, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2009	2008
Net Revenues:
Recurring	$5,098	$4,916
Services	2,911	2,242
License	1,909	205

Total net revenues	9,918	7,363

Operating expenses:
Cost of recurring revenue (1)	1,400	1,566
Cost of services revenue (1)	2,162	2,381
Cost of third-party technology	31	9
Amortization of acquired intangible assets	163	56
Sales and marketing (1)	1,275	2,398
Research and development (1)	2,040	3,656
General and administrative (1)	1,350	1,532
Depreciation	279	229
In-process research and development	—	760
Restructuring and other charges	37	13
Total operating expenses	8,737	12,600

Income (loss) from operations	1,181	(5,237)

Interest expense	(387)	(394)
Other income, net	5	189

Net income (loss)	$799	$(5,442)

Earnings (loss) per common share:
Basic	$0.02	$(0.10)

Diluted	$0.02	$(0.10)

Weighted average shares outstanding:
Basic	52,951	52,327
Diluted	53,054	52,327

(1) Stock-based compensation amounts included above:
Cost of recurring revenue	$30	$22
Cost of services revenue	55	127
Sales and marketing	74	100
Research and development	65	92
General and administrative	170	180

	$394	$521

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I-MANY, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2009	December 31, 2008
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$9,094	$9,342
Restricted cash	—	80
Accounts receivable	6,253	6,092
Other current assets	499	500

Total current assets	15,846	16,014

Property and equipment, net	1,732	1,964
Restricted cash	195	199
Deferred charges and other assets	978	1,053
Acquired intangible assets, net	2,012	2,175
Goodwill	9,953	9,822

Total assets	$30,716	$31,227

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$5,115	$6,590
Current portion of deferred revenue	14,163	14,421
Current portion of capital lease obligations	354	418

Total current liabilities	19,632	21,429

Convertible notes payable	17,000	17,000
Deferred revenue, net of current portion	998	757
Other long-term liabilities	628	746

Stockholders’ deficit	(7,542)	(8,705)

Total liabilities and stockholders’ deficit	$30,716	$31,227

Company Contacts

I-many, Inc.

Kevin Harris, CFO

732-452-1515

kharris@Imany.com

or

I-many, Inc. - Page 8 of 9

Investor Relations:

Liolios Group, Inc.

Ron Both or Geoffrey Plank

949-574-3860

info@liolios.com

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